VALHI REPORTS SECOND QUARTER 2014 RESULTS

DALLAS, TEXAS . . August 8, 2014.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $15.5 million, or $.05 per diluted share, in the second quarter of 2014 compared to a net loss of $39.7 million, or $.12 per diluted share, in the second quarter of 2013.   For the first six months of 2014, Valhi reported net income attributable to Valhi stockholders of $16.3 million, or $.05 per diluted share, compared to a net loss of $79.5 million, or $.23 per diluted share in the first six months of 2013. Changes in reported net income attributable to Valhi stockholders are primarily due to changes in operating results in the Company's Chemicals Segment.

The Chemicals Segment's net sales of $443.5 million in the second quarter of 2014 were $37.6 million, or 8%, lower than in the second quarter of 2013.   The Chemicals Segment's net sales of $863.6 million in the first six months of 2014 were $81.1 million, or 9%, lower than in the first six months of 2013. The Chemicals Segment's net sales decreased in 2014 primarily due to lower average TiO2 selling prices and lower sales volumes.  The Chemicals Segment's average TiO2 selling prices were 4% lower in the second quarter of 2014 as compared to the second quarter of 2013, and were 5% lower in the first six months of the year as compared to the same prior year period.  The Chemicals Segment's average TiO2 selling prices at the end of the second quarter of 2014 were 5% lower than at the end of 2013, with most of the decline occurring in the first quarter of 2014 and with lower prices in most major markets, most notably in certain export markets.  TiO2 sales volumes in the second quarter and first six months of 2014 were approximately 8% lower than in each of the comparable periods of 2013 due to lower sales primarily in certain export and European markets.  Fluctuations in currency exchange rates also impacted net sales, increasing net sales by approximately $13 million in the second quarter and approximately $20 million in the first six months of 2014.  The table at the end of this press release shows how each of these items impacted the overall decrease in net sales.

The Chemicals Segment's TiO2 operating income in the second quarter of 2014 was $46.3 million as compared to an operating loss of $45.3 million in the second quarter of 2013.  For the year-to-date period, the Chemicals Segment's operating income was $73.9 million compared with an operating loss of $90.4 million in the first six months of 2013.  The Chemicals Segment's operating income increased in 2014 due to the net effects of lower raw materials and other production costs, lower average TiO2 selling prices and sales volumes and higher production volumes.  The Chemicals Segment's TiO2 production volumes were 9% higher in the second quarter of 2014 as compared to the second quarter of 2013, and were 3% higher in the year-to-date period.  The Chemicals Segment's production capacity utilization rates in the first half of 2014 were impacted by the lockout at the Canadian production facility that ended in December 2013, as restart of production at the facility did not begin until February 2014.  The Chemicals Segment's operated its production facilities at overall average capacity utilization rates of 93% in the first half of 2014 (90% in the first quarter and 97% in the second quarter), primarily as a result of the restart of production at its Canadian facility.  The Chemicals Segment's operating income comparisons were also impacted by the effects of fluctuations in currency exchange rates, which increased operating income by approximately $12 million in the second quarter and by approximately $20 million in the year-to-date period, respectively.

The Component Products Segment's net sales increased 12% in the second quarter of 2014 as compared to the second quarter 2013 and increased 16% in the first six months of 2014 compared to the same period in the prior year.  Net sales increased principally due to strong demand within the security products reporting unit including new products for an existing government customer, increased market penetration in electronic locks and strong demand in transportation markets.   The Component Products Segment's operating increased from $2.9 million in the second quarter of 2013 to $3.9 million in the second quarter of 2014 and increased from $4.4 million in the first six months of 2013 to $7.2 million in the first six months of 2014, primarily due to positive impact of the higher sales and related improvement in fixed manufacturing cost coverage with increased production volumes, partially offset by higher medical expenses in the second quarter of 2014.

The Waste Management Segment's net sales increased in the second quarter of 2014 compared to the same period in 2013 due to increased disposal volumes in the second quarter of 2014 compared to the same period of 2013 offset somewhat by a less favorable disposal mix.  The Waste Management Segment's sales decreased from the first six months of 2014 compared to the same period in 2013 primarily due to the mix of waste received for disposal in 2014.  While disposal volumes were higher in 2014 as compared to 2013, the average per-unit disposal price was lower in 2014 due to relative changes in the mix of waste disposed as certain of the waste disposed in 2013 had a higher price due to its radioactivity and other characteristics.  Our Waste Management Segment's operating loss was higher in the second quarter and first six months of 2014 compared to the same periods of 2013 due to our higher volume of lower margin waste for disposal in 2014 as noted above.

As previously reported, in December 2013 we acquired a controlling interest in our Real Estate Management and Development Segment.  We commenced consolidating the results of operations from this segment in January 2014.  The Real Estate Management and Development Segment had net sales of $9.5 million and $19.0 million in the second quarter and first six months of 2014, respectively, including $7.2 million and $14.9 million, respectively, in revenue on sales of land held for development.  The Real Estate Management and Development operating income in the second quarter and first six months of 2014 was $1.5 million and $1.9 million, respectively.  Because the land held for development acquired was initially recognized at estimated fair value at December 31, 2013 in connection with the acquisition, the Company does not expect to recognize significant operating income on land sales during 2014.

As previously reported, in February 2013 the Chemicals Segment voluntarily prepaid an aggregate $290 million principal amount under its prior term loan.  As a result of such prepayment, the Company's results in the first quarter of 2013 include a pre-tax charge of $6.6 million ($3.4 million, or $.01 per share, net of income tax benefit and noncontrolling interest), consisting of the write-off of unamortized original issue discount and deferred financing costs associated with such prepayment.

Corporate expenses were 28% lower in the second quarter of 2014 and 34% lower in the first six months of 2014 compared the same periods of 2013, primarily due to lower environmental and related costs in 2014.   Interest expense decreased slightly in the second quarter of 2014 compare to the same period of 2013 primarily due to lower average interest rates on outstanding borrowings in the second quarter of 2014 mostly offset by higher average debt balances in the second quarter of 2014.  Interest expense decreased in the first six months of 2014 compared to the first six months of 2013 primarily due to lower average interest rates on outstanding borrowings in the first six months of 2014 and slightly lower average debt balances for the first six months of 2014.

The Company's income tax expense in the second quarter of 2014 includes an aggregate non-cash income tax benefit of $5.9 million ($.01 per share net of noncontrolling interest) related to a net reduction in our reserve for uncertain tax positions.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos' titanium dioxide pigment ("TiO2") operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•	Changes in raw material and other operating costs (such as energy, ore, zinc, brass and steel costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw materials (such as ore);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);
•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing new manufacturing and accounting software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	Decisions to sell assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria (such as Kronos' ability to utilize its German net operating loss carryforwards);
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);
•	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);
•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos' class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against currently-pending or possible future challenge to WCS' operating licenses and permits;
•	Unexpected delays in the operational start-up of shipping containers procured by WCS;
•	Changes in real estate values and construction costs in Henderson, Nevada; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2014	2013	2014
	(unaudited)

Net sales
Chemicals	$481.1	$443.5	$944.7	$863.6
Component products	24.0	26.8	45.5	52.6
Waste management	10.9	11.9	25.0	18.9
Real estate management and development	-	9.5	-	19.0

Total net sales	$516.0	$491.7	$1,015.2	$954.1

Operating income (loss)
Chemicals	$(45.3)	$46.3	$(90.4)	$73.9
Component products	2.9	3.9	4.4	7.2
Waste management	(4.4)	(5.0)	(6.0)	(13.5)
Real estate management and development	-	1.5	-	1.9

Total operating income (loss)	(46.8)	46.7	(92.0)	69.5

Equity in earnings of investees	(.5)	-	(.8)	-

General corporate items:
Securities earnings	6.7	6.6	13.3	13.4
Insurance recoveries	1.0	.4	1.6	1.2
Loss on the prepayment of debt	-	-	(6.6)	-
General expenses, net	(21.6)	(13.9)	(31.3)	(22.2)
Interest expense	(14.7)	(14.6)	(30.1)	(28.3)

Income (loss) before income taxes	(75.9)	25.2	(145.9)	33.6

Income tax expense (benefit)	(27.3)	1.5	(49.1)	5.3

Net income (loss)	(48.6)	23.7	(96.8)	28.3

Noncontrolling interest in net income (loss)
of subsidiaries	(8.9)	8.2	(17.3)	12.0

Net income (loss) attributable to Valhi
stockholders	$(39.7)	$15.5	$(79.5)	$16.3

Basic and diluted net income (loss) per share:
Net income (loss) per share attributable to Valhi
stockholders	$(.12)	$.05	$(.23)	$.05

Basic and diluted weighted average shares
outstanding	342.0	342.0	342.0	342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

	Three months ended	Three months ended
	June 30,	June 30,
	2014 vs. 2013	2014 vs. 2013
	(unaudited)

Percentage change in TiO2 net sales :
TiO2 product pricing	(4)%	(5)%
TiO2 sales volumes	(8)	(8)
TiO2 product mix	1	2
Changes in currency exchange rates	3	2

Total	(8)%	(9)%